EXHIBIT 99.1
DATE: April 26, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ACQUIRES IMPLANTABLE ELECTRICAL STIMULATION PLATFORM TECHNOLOGY FROM BIOCONTROL MEDICAL
Pelvic Health Application of Implantable Stimulation Technology to be Leveraged Across AMS Target Markets
MINNEAPOLIS, April 26, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today reported its acquisition of assets from BioControl Medical, Ltd., an Israeli company focused on the development of medical devices for the application of implantable electrical stimulation technology. AMS acquired an exclusive license for the use of the technology in urology, gynecology and other pelvic health applications. The purchase price is comprised of an initial payment and milestone payments (for relevant accomplishments through and including FDA approval of the product) totaling $50 million and royalties over the first ten years of the related license agreement.
Martin J. Emerson, President and Chief Executive Officer of American Medical Systems commented, “Our entrée to the field of implantable electrical stimulation with BioControl reinforces our commitment to innovative technologies for the treatment of pelvic health disorders. Implantable electrical stimulation will serve as a significant platform technology to that end.”
As its initial application of the BioControl technology, AMS will finalize development of the miniaturo™ system for the treatment of urge incontinence and interstitial cystitis. Nearly 60 million people globally suffer from the symptoms of these conditions, approximately 20 percent of which would be considered to be moderate to severe. Urge incontinence occurs when the bladder muscle contracts inappropriately resulting in sudden and frequent urges to urinate as well as involuntary urine loss. Interstitial cystitis is a condition affecting primarily women in which the tissues of the bladder wall become inflamed leading to urinary frequency, urgency, leaking episodes and pelvic pain.
Ehud Cohen, Chief Executive Officer of BioControl, stated, “We are excited by the prospect of combining our technology platform with American Medical Systems’ presence in the urology and gynecology markets. The unique features of the miniaturo, including its straight forward implantation technique, will broaden the application of electrical stimulation technology to pelvic health conditions.”
Dr. Peter DeJong, a gynecologist at Groote-Schuur Hospital in Cape Town, South Africa, commented, “Under the clinical study of the miniaturo, I have implanted the system in 22 patients for the treatment of urinary voiding dysfunction. My patients have been very satisfied with the therapy and experience improvement not only in their voiding disorders (including urinary frequency, urgency, leaking episodes and pelvic pain), but also in their quality of life. They are now able to lead normal lives and not be ruled by their urologic problems.”

American Medical Systems
April 26, 2006

AMS will discuss the details of the BioControl asset acquisition during its first quarter earnings conference call scheduled for 5:00 p.m. eastern time Thursday, April 27, 2006. To join the call from within the U.S., dial 800-886-7217; outside the U.S., dial 706-679-3821. A live webcast of the call will be available through the investor relations page of the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
About BioControl Medical, Ltd.
BioControl Medical, Ltd. is a privately held Israeli company focused on the development of next generation active implantable devices affecting the behavior of both muscles and nerves of the autonomic system. Since inception, BioControl has focused on development of the miniaturo™ system, an implantable device for the treatment of the various forms of urinary incontinence. Going forward, the Company will focus its efforts on the development of the CardioFit™ system, an implantable neurostimulator for the treatment of congestive heart failure.
Forward-Looking Statements
Statements about the Company’s market opportunities, future products, sales and financial results are forward-looking statements subject to risks and uncertainties such as the timing and success of new product introductions; physician acceptance, endorsement, and use of the Company’s products; regulatory matters; competitor activities; changes in and adoption of reimbursement rates; potential product recalls and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its other SEC filings. Actual results may differ materially from anticipated results .
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com